Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102489-21

SUPPLEMENT
To Prospectus Supplement dated July 28, 2003

$273,392,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-25XS

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On July 30, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-25XS (the “Certificates”) were issued in an original aggregate principal amount of approximately $273,392,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of July 1, 2003, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates

Series 2003-25XS

B354

US Bank Corporate Trust Services One Federal Street, 3rd Floor Boston, MA 02110		Payment Date: Record Date:	October 25, 2004 September 30, 2004
Trustee's Report to Certificateholders Table of Content Report Sections	Preparer	Page Number

Distribution Date Statement

Loan Schedule

Loan Portfolio Stratifications

REO Status Report

Watch List

Historical Loan Modification Report

Delinquent Loan Status

Historical Loss Estimate Report

Specially Serviced Loan Detail

Comparative Financial Report

	Trustee Trustee Trustee Servicer Servicer Servicer Servicer Servicer Servicer Servicer	1-5 NA NA NA NA NA NA NA NA NA

US Bank Information Delivery Vehicles
Web Site: For other information delivery requests:	www.usbank.com/abs ct.information.delivery@usbank.com

Deal-Specific Contacts
Account Officer (trustee and paying agent questions): Account Administrator (analytics and collateral questions): Servicer Aurora Loan Services Inc.	Diana Kenneally Wing Pui Luie John Kalema	(617) 603-6406 (617) 603-6439 (303) 632-4067

Rating Agency Contacts
Standard & Poor's Rating Services 55 Water Street New York, NY 10041 (212) 438-2430	Moody's Investors Service 99 Church Street New York, NY 10007 (212) 553-0300

This report has been prepared by, or is based on information furnished to US Bank Corporate Trust Services ("US Bank") by, one or more third parties (e.g. Servicers, Master Servicer, etc.), and US Bank has not independently verified information received  from or prepared by any such third party.  US Bank shall not and does not undertake responsibility for the accuracy, completeness, or sufficiency of this report or the information contained herein for any purpose, and  investigation by any user contemplating an investment decision with respect to the related securities.

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates

Series 2003-25XS

B354

Trustree's Report to Certificateholders Payment Summary			Payment Date: October 25, 2004 Record Date: September 30, 2004
		Pass-Through	Interest	Original	Beginning	Principal	Interest	Total	Ending
Class	CUSIP	Rate	Type	Balance	Balance	Paid	Paid	Paid	Balance
A1	86359AJ79	1.650000%	Variable	75,552,000.00	0.00	0.00	0.00	0.00	0.00
A2	86359AJ87	2.690000%	Variable	56,650,000.00	20,657,245.26	8,244,136.88	46,306.66	8,290,443.54	12,413,108.38
A3	86359AJ95	3.400000%	Variable	25,921,000.00	25,921,000.00	0.00	73,442.83	73,442.83	25,921,000.00
A4	86359AK28	4.510000%	Variable	54,207,000.00	54,207,000.00	0.00	203,727.98	203,727.98	54,207,000.00
A5	86359AK36	5.620000%	Variable	20,928,000.00	20,928,000.00	0.00	98,012.80	98,012.80	20,928,000.00
A6	86359AK44	4.820000%	Variable	25,917,000.00	25,917,000.00	0.00	104,099.95	104,099.95	25,917,000.00
A-IO **	86359AK51	5.000000%	Fixed	95,687,294.00	19,137,458.00	0.00	79,739.41	79,739.41	19,137,458.00
M1	86359AK69	2.590000%	Variable	8,065,000.00	8,065,000.00	0.00	16,246.49	16,246.49	8,065,000.00
M2	86359AK77	5.920000%	Variable	3,418,000.00	3,418,000.00	0.00	16,862.13	16,862.13	3,418,000.00
M3	86359AK85	6.310588%	Variable	2,734,000.00	2,734,000.00	0.00	14,809.17	14,809.17	2,734,000.00
P	N/A	0.000000%	N/A	100.00	100.00	0.00	38,060.66	38,060.66	100.00
X	N/A	0.000000%	N/A	171.14	0.00	0.00	226,763.32	226,763.32	0.00
R	N/A	0.000000%	N/A	0.00	0.00	0.00	0.00	0.00	0.00
* Reflects the application of Net Fund Cap			Totals:	273,392,271.14	161,847,345.26	8,244,136.88	918,071.40	9,162,208.28	153,603,208.38
** Based on a Notional Balance

Distributions Per Certificate

	Beginning	Principal	Interest	Ending
Class	Cert. Factor	Distribution¹	Distribution¹	Cert. Factor
A1	0.00000000	0.00000000	0.00000000	0.00000000
A2	0.36464687	145.52757070	0.81741674	0.21911930
A3	1.00000000	0.00000000	2.83333333	1.00000000
A4	1.00000000	0.00000000	3.75833333	1.00000000
A5	1.00000000	0.00000000	4.68333333	1.00000000
A6	1.00000000	0.00000000	4.01666667	1.00000000
A-IO	0.19999999	0.00000000	0.83333330	0.19999999
M1	1.00000000	0.00000000	2.01444444	1.00000000
M2	1.00000000	0.00000000	4.93333333	1.00000000
M3	1.00000000	0.00000000	5.41666667	1.00000000
P	N/A	N/A	N/A	N/A
X	N/A	N/A	N/A	N/A
R	N/A	N/A	N/A	N/A
¹ represents net payment per certificate

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates

Series 2003-25XS

B354

Trustee's Report to Certificateholders Principal Detail							Payment Date: October 25, 2004 Record Date: September 30, 2004
	Beginning	Scheduled	Unscheduled	Other Principal/	Total Principal	Realized Losses	Ending	Payment to	Cumulative
Class	Balance	Principal	Principal	Cash Adjustments	Distribution	/ Applied Loss	Balance	Applied Loss	Realized Losses
A1	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	20,657,245.26	129,524.20	8,114,612.68	0.00	8,244,136.88	0.00	12,413,108.38	0.00	0.00
A3	25,921,000.00	0.00	0.00	0.00	0.00	0.00	25,921,000.00	0.00	0.00
A4	54,207,000.00	0.00	0.00	0.00	0.00	0.00	54,207,000.00	0.00	0.00
A5	20,928,000.00	0.00	0.00	0.00	0.00	0.00	20,928,000.00	0.00	0.00
A6	25,917,000.00	0.00	0.00	0.00	0.00	0.00	25,917,000.00	0.00	0.00
A-IO	19,137,458.00	0.00	0.00	0.00	0.00	0.00	19,137,458.00	0.00	0.00
M1	8,065,000.00	0.00	0.00	0.00	0.00	0.00	8,065,000.00	0.00	0.00
M2	3,418,000.00	0.00	0.00	0.00	0.00	0.00	3,418,000.00	0.00	0.00
M3	2,734,000.00	0.00	0.00	0.00	0.00	0.00	2,734,000.00	0.00	0.00
P	100.00	0.00	0.00	0.00	0.00	0.00	100.00	0.00	0.00
X	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals:	161,847,345.26	129,524.20	8,114,612.68	0.00	8,244,136.88	0.00	153,603,208.38	0.00	0.00

Interest Detail
Class	Accrued Certificate Int	Deferred Interest	Prepayment Int. Shortfall	Current Interest Shortfalls	Prepayment Premiums	Other Int / Pmt Net Fund Cap S/F	Total Interest Dist. Amount	Cumulative Interest Shortfall	Cumulative Deferred Amount
A1	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A2	46,306.66	0.00	0.00	0.00	0.00	0.00	46,306.66	0.00	0.00
A3	73,442.83	0.00	0.00	0.00	0.00	0.00	73,442.83	0.00	0.00
A4	203,727.98	0.00	0.00	0.00	0.00	0.00	203,727.98	0.00	0.00
A5	98,012.80	0.00	0.00	0.00	0.00	0.00	98,012.80	0.00	0.00
A6	104,099.95	0.00	0.00	0.00	0.00	0.00	104,099.95	0.00	0.00
A-IO	79,739.41	0.00	0.00	0.00	0.00	0.00	79,739.41	0.00	0.00
M1	16,246.49	0.00	0.00	0.00	0.00	0.00	16,246.49	0.00	0.00
M2	16,862.13	0.00	0.00	0.00	0.00	0.00	16,862.13	0.00	0.00
M3	14,377.62	0.00	0.00	0.00	0.00	431.54	14,809.17	0.00	0.00
P	0.00	0.00	0.00	0.00	38,060.66	0.00	38,060.66	0.00	0.00
X	278,050.10	51,286.78	0.00	0.00	0.00	0.00	226,763.32	0.00	302,215.60
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals:	930,865.98	51,286.78	0.00	0.00	38,060.66	431.54	918,071.40	0.00	302,215.60

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates

Series 2003-25XS

B354

Trustee's Report to Certificateholders Mortgage Loan Activity for related Payment Date:			Payment Date: October 25, 2004 Record Date: September 30, 2004
# of Mortgage Loans	Beginning Agg Sched Principal Balance	Ending Agg Sched Principal Balance	Interest Remittance Amount	Principal Remittance Amount	Aggregate OC Release Amount
787	161,847,345.26	153,603,208.38	933,598.60	8,193,280.94	0.00

Aggregate Delinquency information for related Payment Date:
	One Month	Two Months	3 Months +	Bankruptcy	Foreclosures	REO
# of Loans	13	6	8	5	20	6
Agg Prin Balance	3,426,244.39	1,604,501.32	1,781,179.56	1,201,334.27	5,085,798.81	762,332.43

Substitution of Mortgage Loans Information
Deleted Mortgage Loan	Scheduled Prin Balance	Qualifying Substitute Mortgage Loan
N/A	N/A	N/A
N/A	N/A	N/A

Fees & Insurance Premium Information		Advance Information
Master Servicing Fees Cert. Insurance Premium	33,718.20 2,732.63
			Current Period Advances	Cumulative Advances
		Principal	110,126.09	174,529.92
		Interest	778,990.41	1,308,712.20
		Total	889,116.50	1,483,242.12

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates

Series 2003-25XS

B354

Trustee's Report to Certificateholders Net Fund Cap Shortfalls Summary					Payment Date: October 25, 2004 Record Date: September 30, 2004
			Payment to	Cumulative
Class	Beg Shortfall	Current Shortfall	Shortfall	Shortfall
A1	0.00	0.00	0.00	0.00
A2	0.00	0.00	0.00	0.00
A3	0.00	0.00	0.00	0.00
A4	0.00	0.00	0.00	0.00
A5	0.00	0.00	0.00	0.00
A6	0.00	0.00	0.00	0.00

M1	0.00	0.00	0.00	0.00
M2	0.00	0.00	0.00	0.00
M3	0.00	431.54	431.54	0.00

Totals:	0.00	431.54	431.54	0.00

Realized Losses Incurred from Mortgage Loans Summary
Current Month	Since Cutoff
50,855.94	209,844.58

Payment from Cap Provider		Class M1 Cert. Interest Rate & Libor Info
Basis Risk Cap	-	Class M1 Interest Rate	2.5900%
Class X Cap	-	Libor rate	1.8400%